Exhibit 99

Marine Products Corporation Reports Third Quarter 2011 Financial Results

ATLANTA, October 26, 2011 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended September 30, 2011.  Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including H20 Sport and Fish & Ski Boats, SSi and SSX Sportboats, Sunesta Sportdecks, Xtreme Towboats, Signature Cruisers and Premiere Sport Yachts, and outboard sport fishing boats by Robalo.

For the quarter ended September 30, 2011, Marine Products generated net sales of $22,254,000, a 7.4 percent decrease compared to $24,027,000 last year.  The decrease in net sales was due to a 22.0 percent decrease in the number of boats sold, partially offset by a 20.0 percent increase in the average selling price per boat.  Average selling prices improved among most of our product lines.  In particular, average selling prices improved in our Chaparral SSi and SSX Sportboats due to higher unit sales of several of the larger boats within this model lineup.

Gross profit for the quarter was $4,634,000, or 20.8 percent of net sales, compared to gross profit of $4,076,000, or 17.0 percent of net sales, in the prior year.   The increase in gross profit in the third quarter of 2011 compared to the prior year was the result of a favorable model mix comprised of fewer small boats and more of our larger boats.  This model mix yielded higher average unit selling prices and higher gross profit margins than in the prior year.  To a lesser extent, favorable materials usage variances also improved profitability.  These positive factors were partially offset by reduced production efficiencies from lower production volumes.

Operating profit for the quarter increased to $1,494,000 compared to $1,177,000 in the third quarter of last year due to higher gross profit, partially offset by slightly higher selling, general and administrative expenses.   Net income for the quarter ended September 30, 2011 was $1,200,000, a 20.0 percent increase compared to net income of $1,000,000 in the prior year.  Net income increased primarily due to higher operating profit for the quarter. Diluted earnings per share were $0.03 for both the third quarter of 2011 and the prior year.

3rd Quarter 2011 Earnings Press Release

Net sales for the nine months ended September 30, 2011 were $78,500,000, a decrease of 2.1 percent, compared to the first nine months of 2010.  Net income for the nine-month period was $3,095,000 or $0.08 earnings per diluted share, compared to $3,385,000, or $0.09 earnings per diluted share in the prior year.

Richard A. Hubbell, Marine Products’ Chief Executive Officer stated, “There were several positive developments during the quarter which improved our financial results and encouraged us regarding the near-term selling environment for our products, in spite of the lower unit sales generated during the quarter.  First, we realized strong unit sales in our Chaparral 327, 287 and 267 SSX models.  These boats carry higher average selling prices and contributed to generating higher gross profit in the third quarter of 2011 than in the third quarter of last year.  In addition, we received strong dealer orders for our new 2012 Chaparral H2O Sport and Fish & Ski Boats at our annual dealer conference. We believe that this new entry-level Chaparral lineup will allow us to achieve a number of our objectives related to improved manufacturing cost efficiencies, meeting dealer requests for entry-level models and increasing retail market share.  Our success during the quarter with some of our larger models, as well as strong indications regarding the near-term future sales of the H2O models have encouraged us to increase production during the fourth quarter in order to meet these meaningful increases in demand.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats; Premiere Sport Yachts; and Robalo sport fishing boats, and continues to diversify its product line through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our Web site at www.marineproductscorp.com.

3rd Quarter 2011 Earnings Press Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our improved outlook on the near-term selling environment for our products; our plans to continue to build on our success as we enter into our 2012 model year, and our belief that we are prepared to capitalize on opportunities to increase our market share and to generate superior financial performance to build long-term shareholder value.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products' network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2010.

For information contact:
BEN M. PALMER
Chief Financial Officer
(404) 321-7910
irdept@marineproductscorp.com

JIM LANDERS
Vice President, Corporate Finance
(404) 321-2162
jlanders@marineproductscorp.com

3rd Quarter 2011 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended September 30, (Unaudited)	Third Quarter				Nine Months
	2011	2010	% BETTER (WORSE)	2011	2010	% BETTER (WORSE)
Net Sales	$22,254	$24,027	(7.4)%	$78,500	$80,197	(2.1)%
Cost of Goods Sold	17,620	19,951	11.7	64,499	66,079	2.4
Gross Profit	4,634	4,076	13.7	14,001	14,118	(0.8)
Selling, General and Administrative Expenses	3,140	2,899	(8.3)	10,684	10,812	1.2
Operating Profit	1,494	1,177	26.9	3,317	3,306	0.3
Interest Income	233	278	(16.2)	741	876	(15.4)
Income Before Income Taxes	1,727	1,455	18.7	4,058	4,182	(3.0)
Income Tax Provision	527	455	(15.8)	963	797	(20.8)
Net Income	$1,200	$1,000	20.0%	$3,095	$3,385	(8.6)%

EARNINGS PER SHARE
Basic	$0.03	$0.03	0.0%	$0.09	$0.09	0.0%
Diluted	$0.03	$0.03	0.0%	$0.08	$0.09	(11.1)%

AVERAGE SHARES OUTSTANDING
Basic	36,404	36,190		36,362	36,173
Diluted	36,574	36,586		36,781	36,638

3rd Quarter 2011 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At September 30, (Unaudited)	(in thousands)
	2011	2010
ASSETS
Cash and cash equivalents	$5,453	$9,053
Marketable securities	14,751	18,626
Accounts receivable, net	2,090	1,203
Inventories	23,140	22,472
Deferred income taxes	874	1,138
Prepaid expenses and other current assets	1,323	1,187
Total current assets	47,631	53,679
Property, plant and equipment, net	11,862	12,563
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	40,792	28,275
Deferred income taxes	3,143	3,248
Other assets	4,943	5,019
Total assets	$112,144	$106,557

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$7,046	$5,635
Accrued expenses and other liabilities	9,199	9,520
Total current liabilities	16,245	15,155
Pension liabilities	5,368	5,185
Other long-term liabilities	429	423
Total liabilities	22,042	20,763
Common stock	3,738	3,709
Capital in excess of par value	979	22
Retained earnings	86,317	82,754
Accumulated other comprehensive loss	(932)	(691)
Total stockholders' equity	90,102	85,794
Total liabilities and stockholders' equity	$112,144	$106,557